                                Sportsline Logo

                           Offer to Purchase for Cash
                            Any and All Outstanding
                   5% Convertible Subordinated Notes due 2006
                 (CUSIP 848934 AA3, 848934 AB 1 and 848934 AC9)
      At $750 per $1,000 Principal Amount Plus Accrued and Unpaid Interest

                             ---------------------

     THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, OCTOBER 19, 1999, UNLESS EXTENDED (THE "EXPIRATION DATE"). HOLDERS OF NOTES MUST TENDER THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE TENDER OFFER CONSIDERATION (AS DEFINED). TENDERED NOTES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.

                             ---------------------

     SportsLine USA, Inc, a Delaware corporation (the "Company" or "SportsLine"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, constitute the "Tender Offer"), hereby offers to purchase any and all of its 5% Convertible Subordinated Notes due 2006 (each, a "Note" and collectively, the "Notes") for a cash purchase price of $750 per $1,000 principal amount of Notes, plus accrued and unpaid interest from October 1, 1999 up to, but not including, the date of payment (the "Tender Offer Consideration"). Each $1,000 principal amount of Notes is presently convertible into 15.355 shares of the Company's common stock (the "Common Stock"), equivalent to a conversion price of approximately $65.125 per share. The Common Stock is quoted on the Nasdaq National Market under the symbol "SPLN." On September 20, 1999, the last reported sale price of the Common Stock was $25.38.

                             ---------------------

     SEE "CERTAIN CONSIDERATIONS RELATING TO THE TENDER OFFER" AND "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" FOR DISCUSSIONS OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING THE TENDER OFFER.

                             ---------------------

     The Company's obligation to accept for purchase and to pay for Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction of the General Conditions (as defined). Upon the terms and subject to the conditions of the Tender Offer, the Company will accept for exchange all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on October 19, 1999, or if extended by the Company, it its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Tender Offer will expire on the Expiration Date. Tenders of Notes may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date of this Offer to Purchase.

     Any questions with respect to the Tender Offer may be directed to BancBoston Robertson Stephens Inc., which is acting as dealer manager for the Tender Offer (the "Dealer Manager") at the address and telephone number set forth on the back cover of this Offer to Purchase. Questions, requests for assistance and requests for copies of the Tender Offer materials should be directed to Morrow & Co., Inc., which is acting as information agent for the Tender Offer (the "Information Agent"), at the address and telephone number set forth on the back cover of this Offer to Purchase, or to a beneficial owner's broker, dealer, commercial bank or trust company. None of the Company, the Dealer Manager, the Information Agent, the Trustee (as defined) or the Depositary (as defined) makes any recommendation as to whether or not Holders should tender any or all of their Notes. Holders must make their own decision as to whether to tender Notes pursuant to the Tender Offer and, if so, the principal amount of Notes to tender.

                             ---------------------
                  The Dealer Manager for the Tender Offer is:

                         BANCBOSTON ROBERTSON STEPHENS
                             ---------------------

                               September 21, 1999

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER THE HOLDER SHOULD TENDER NOTES PURSUANT TO THE TENDER OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION THEREWITH, OTHER THAN THOSE CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                              PAGE
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
Important Information.......................................    3
Available Information.......................................    4
Incorporation of Certain Information by Reference...........    4
Forward-Looking Statements..................................    5
The Company.................................................    5
Purpose of the Tender Offer.................................    5
Summary of the Tender Offer.................................    7
Certain Considerations Relating to the Tender Offer.........    9
The Notes...................................................   10
Market and Trading Information..............................   11
Capitalization..............................................   12
The Tender Offer............................................   13
  Principal Terms of the Tender Offer.......................   13
  Expiration Date; Extension; Termination; Amendments.......   13
  Acceptance of Notes for Purchase; Payment for Notes;......   13
  Procedures For Tendering Notes............................   14
  Conditions of the Tender Offer............................   17
  Backup Federal Income Tax Withholding.....................   18
  Withdrawal of Tenders.....................................   18
  Dealer Manager............................................   19
  Depositary................................................   19
  Information Agent.........................................   19
  Miscellaneous.............................................   19
Fees and Expenses...........................................   19
  Dealer Manager............................................   19
  Depositary and Information Agent..........................   19
  Broker Dealers............................................   19
  Transfer Fees.............................................   19
Certain Federal Income Tax Consequences.....................   21

     Subject to applicable securities laws and the terms set forth in the Offer to Purchase, the Company reserves the right (i) to terminate the Tender Offer,
(ii) to waive any and all unsatisfied conditions to the Tender Offer, (iii) to extend the expiration date of the Tender Offer, subject to all withdrawal rights of Holders, or (iv) to otherwise amend the Tender Offer in any respect. Any such waiver, extension or amendment may be made by press release or such other means of announcement as the Company deems appropriate subject to compliance with applicable laws. Any amendment applicable to the Tender Offer will apply to all Notes tendered pursuant to the Tender Offer. The minimum period during which the Tender Offer must remain open following a material change in the terms of the Tender Offer or a waiver by the Company of a material condition of the Tender Offer, other than a change in the principal amount of Notes being sought or in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver.

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

                             IMPORTANT INFORMATION

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

     In order to validly tender Notes in the Tender Offer, a holder of Notes (each, a "Holder" and collectively, the "Holders") should, on or prior to the Expiration Date, deliver to State Street Bank and Trust Company (the "Depositary") at the address set forth on the back cover of this Offer to Purchase (i) in the case of the Holder who holds physical certificates evidencing Notes, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of) and any other documents required by the instructions to such Letter of Transmittal, together with the Notes or (ii) in the case of a Holder who holds Notes in book-entry form, by requesting such Holder's broker dealer, commercial bank, trust company or other nominee to effect the tender offer for such Holder's Notes pursuant to the procedures for book-entry delivery set forth in this Offer to Purchase. IF A HOLDER DOES NOT DELIVER SUCH DOCUMENTS ON OR PRIOR TO THE EXPIRATION DATE, THE HOLDER WILL NOT BE ELIGIBLE TO RECEIVE THE TENDER OFFER CONSIDERATION.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact promptly such broker, dealer, commercial bank, trust company or other nominee. A beneficial owner of Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such entity to tender the Notes on the beneficial owner's behalf. An Instruction Form is included in the Tender Offer materials provided along with this Offer to Purchase, which may be used by a beneficial owner to give such instructions to its nominee. See "The Tender Offer -- Procedures for Tendering Notes -- Proper Tender of Notes" and the Letter of Transmittal.

     The Depositary and the Depository Trust Company ("DTC") have confirmed that the Tender Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Tender Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary for its acceptance. The Depositary will establish an account with respect to the Notes at DTC for purposes of the Tender Offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account at DTC in accordance with DTC's procedure for such transfer. With respect to tenders of Notes effected through book-entry transfer at DTC, an Agent's Message in connection with a book-entry transfer, in lieu of a completed and duly executed Letter of Transmittal, must be transmitted to and received by the Depositary on or prior to the Expiration Date or the Holder must comply with the guaranteed delivery procedures described herein. See "The Tender Offer -- Procedures for Tendering Notes."

     THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS FOR NOTES IN PHYSICAL CERTIFICATED FORM AND DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH ATOP FOR NOTES IN BOOK-ENTRY FORM, ARE AT THE ELECTION AND RISK OF THE PERSON TENDERING NOTES AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY ON OR PRIOR TO SUCH DATE.

     Tendering Holders will not be obligated to pay any fees to the Dealer Manager, the Information Agent or the Depositary.

     Any Holder who desires to tender Notes but who cannot comply with the procedures set forth herein for tender on a timely basis or whose certificates for Notes are not immediately available may tender such Notes by following the procedures for guaranteed delivery set forth under "Tender Offer -- Procedures for Tendering Notes -- Guaranteed Delivery."

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

     The Letter of Transmittal and the Notes should be sent only to the Depositary and should not be sent to the Company, the Information Agent or the Dealer Manager.

     The Tender Offer is not subject to Section 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or Regulation 14D promulgated thereunder.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER WOULD BE UNLAWFUL, AND THE TENDER OFFER IS NOT MADE TO, AND TENDERS WILL NOT BE ACCEPTED FROM, HOLDERS OF NOTES IN STATES IN WHICH THE TENDER OFFER OR ACCEPTANCE THEREOF WOULD CONSTITUTE A VIOLATION OF THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. IN ACCORDANCE WITH VARIOUS STATE SECURITIES LAWS APPLICABLE TO THE TENDER OFFER WHICH REQUIRE THE TENDER OFFER TO BE MADE TO THE PUBLIC BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS HEREBY MADE TO THE HOLDERS OF NOTES RESIDING IN EACH SUCH STATE BY THE DEALER MANAGER ON BEHALF OF THE COMPANY.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has also filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Tender Offer Statement") under the Exchange Act, which includes certain of the information contained in this Offer to Purchase and certain other information relating to the Tender Offer. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and information statements and other information filed electronically by the Company with the Commission are available at the Commission's worldwide web site at http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     This Offer to Purchase constitutes part of an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") filed with the Commission by the Company pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule 13E-4 and all exhibits thereto are incorporated by reference in this Offer to Purchase.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents of the Company have been filed with the Commission (File No. 0-23337) and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; (iii) the Company's Current Reports on Form 8-K filed with the Commission on February 25, 1999 and March 19, 1999; and (iv) the Company's Proxy Statement dated May 14, 1999. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Date shall be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

     The Company will provide without charge to each person, including any beneficial owner to whom this Offer to Purchase has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be made to the attention of Director of Investor Relations, at the principal executive offices of the Company, 6340 N.W. 5th Way, Fort Lauderdale, Florida 33309.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference into, this Offer to Purchase may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of certain factors, including but not limited to those described in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 under the caption "Risk Factors that May Affect Future Results" in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," which information is incorporated herein by reference.

                                  THE COMPANY

     SportsLine is a leading Internet-based sports media company that provides branded, interactive information and programming as well as merchandise to sports enthusiasts worldwide. cbs.sportsline.com, the Company's flagship site on the World Wide Web, delivers real-time, in-depth and compelling sports content and programming that capitalizes on the Web's unique graphical and interactive capabilities. The Company's other Web sites include those devoted to: (i) sports superstars such as Joe Namath, Michael Jordan (jordan.sportsline.com), Tiger Woods (tigerwoods.com), Shaquille O'Neal (shaq.com) and Cal Ripken, Jr. (2131.com); (ii) specific sports such as baseball (majorleaguebaseball.com), golf (golfweb.com and pgatour.com) and cricket (cricinfo.org);
(iii)international sports coverage (sportsline.com/u/worldwide); and (iv) electronic odds and analysis on major sports events (vegasinsider.com). The Company's objective is to become the leading Internet-based sports media company and to create a global sports brand. Accordingly, the Company focuses exclusively on sports and distinguishes itself from other content providers by offering innovative, timely and comprehensive sports content.

     The Company distributes a broad range of up-to-date news, scores, player and team statistics and standings, photos and audio and video clips obtained from CBS and other leading sports news organizations as well as the Company's superstar athletes; broadcasts web-based real-time animated re-creations of major sporting events; distributes instant odds and picks from well-known handicappers; produces and distributes entertaining, interactive and original programming such as editorials and analyses from our in-house staff and freelance journalists; produces and offers contests, games, fantasy league products and fan clubs; and sells sports-related merchandise and memorabilia. The Company also owns and operates a state-of-the-art radio studio from which it produces all-sports radio programming which is broadcast over the Internet and on traditional radio stations.

     The Company was incorporated in Delaware in February 1994. The Company's principal executive offices are located at 6340 N.W. 5th Way, Fort Lauderdale, Florida 33309, and its telephone number is (954) 351-2120.

                          PURPOSE OF THE TENDER OFFER

     The purpose of the Tender Offer is to enable the Company to eliminate or reduce the debt evidenced by the Notes at a substantial discount. All of the Notes purchased by the Company upon the consummation of the Tender Offer will be retired by the Company. Assuming all of the outstanding Notes are tendered to and purchased by the Company pursuant to the Tender Offer, upon such retirement, the Company's total indebtedness will be reduced from approximately $90.2 million to $0.2. In August 1999, the Company repurchased $60.0 million in principal amounts of Notes. These repurchases occurred in unsolicited open market transactions with persons who were not affiliates of the Company for an aggregate purchase price of approximately $36.4 million.

     The Tender Offer also gives Holders who are considering the sale of all or some of their Notes the opportunity to sell their Notes for a higher price than may have been available in the open market immediately prior to the announcement of the Tender Offer and without the usual transaction costs associated with market sales. There may be adverse consequences to holder of Notes who do not tender them in the Tender Offer. See "Certain Considerations Relating to the Tender Offer."

     Under the terms of the Tender Offer, Notes acquired by the Company will be purchased by the Company at a substantial discount to their stated principal amount. Accordingly, if the Company acquires all $90.0 million principal amount of the Notes currently outstanding, the Company will recognize an extraordinary gain, after giving effect to unamortized debt issuance costs and transaction costs, of approximately $18.7 million in addition to the extraordinary gain of approximately $22.5 million the Company recognized on the repurchases of $60.0 million principal amount Notes in August 1999. Such extraordinary gain represents the excess of the stated principal amount of the Notes over their respective purchase prices. As of June 30, 1999, the Company had, for income tax purposes, an accumulated net operating loss carryforward of approximately $108.0 million. If the Company has taxable income before applying net operating losses, the Company may have a current regular tax liability due to the limitation on the use of the net operating losses under the change of ownership rules. The Company could also be subject to the alternative minimum tax due to the limitation on the use of the net operating losses. Transaction costs with respect to the Tender Offer, including fees to be paid to the Dealer Manager, are expected to be approximately $1.1 million, and the Company expects to use cash on hand and cash generated by the sale of short-term investments or other cash-equivalents to purchase the Notes in the Tender Offer and to pay such expenses. Any Notes purchased pursuant to the Tender Offer will be retired by the Company.

                          SUMMARY OF THE TENDER OFFER

Securities Sought..........  5% Convertible Subordinated Notes due 2006. The
                             Notes were issued pursuant to the terms of an Indenture dated as of March 15, 1999, between State Street Bank and Trust Company, as trustee (the "Trustee"), and the Company (the "Indenture").

Cusip Numbers..............  848934 AC 9 (denotes Notes that have been sold pursuant to a registration statement under the Securities Act), 848934 AA 3 (denotes Notes originally issued pursuant to Rule 144A) and 848934 AB 1 (denotes Notes originally issued to an accredited investor).

Aggregate Principal Amount
  Outstanding..............  $90.0 million outstanding at September 20, 1999.

Expiration Date............  The Tender Offer will expire at 5:00 p.m., New York
                             City time, on Tuesday, October 19, 1999 (unless extended by the Company in its sole discretion or earlier terminated).

Tender Offer
  Consideration............  The Company is offering, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal, to purchase any and all outstanding Notes for a cash purchase price of $750 per $1,000 principal amount, plus accrued and unpaid interest from October 1, 1999 up to, but not including, the date of payment.

Acceptance Of Notes For
  Purchase; Payment For
  Notes....................  Promptly after the Expiration Date, the Company will, subject to the satisfaction or waiver of all relevant conditions, accept for purchase, and pay for, Notes validly tendered and not withdrawn under the Tender Offer on or prior to the Expiration Date.

Withdrawal Of Tenders......  Tenders of Notes may be withdrawn on or prior to the Expiration Date. In order to be effective, withdrawals of Notes must comply with the respective procedures therefor described under "The Tender Offer -- Withdrawal of Tenders." Tenders of any Notes may also be withdrawn if the Tender Offer is terminated without any such Notes being purchased thereunder or as otherwise provided herein. In the event of any termination of the Tender Offer, the Notes tendered pursuant to the Tender Offer will be returned promptly to the tendering Holder.

Conditions.................  The Tender Offer is being made in connection with, and the Company's obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction of the General Conditions described under "The Tender Offer -- Conditions of the Tender Offer."

Amendment; Waiver..........  If the Company makes a material change in the terms of the Tender Offer or waives a material condition of the Tender Offer, the minimum period during which the Tender Offer must remain open following such material change, other than a change in the principal amount of Notes being sought or the consideration being offered, will depend on the facts and circumstances, including the relative materiality of the change or waiver. Any amendment to the Tender Offer or extension of the Expiration Date may be disseminated by press release in addition to any other means the Company deems appropriate. Any amendment applica-ble to the Tender Offer will apply to all Notes tendered pursuant to the Tender Offer. See "The Tender Offer -- Expiration Date; Extension; Termination; Amendments."

How To Tender..............  In order to validly tender Notes in the Tender
                             Offer, a Holder should, on or prior to the Expiration Date, (i) in the case of Notes held in certificate form, deliver to the Depositary at the address set forth on the back cover of this Offer to Purchase a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), and any other documents required by the instructions in the Letter of Transmittal, together with such Notes or (ii) in the case of Notes held in book-entry form, transfer such Notes pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer, including an Agent's Message, being received by the Depositary, in either case on or prior to the Expiration Date.

Guaranteed Delivery........  A Holder who desires to tender Notes and who cannot comply with the procedures set forth herein on a timely basis or whose Notes are not immediately available may tender such Notes by following the procedures for guaranteed delivery set forth herein. See "The Tender Offer -- Procedures for Tendering Notes -- Guaranteed Delivery" and the Letter of Transmittal.

Special Procedures For
  Beneficial Owners........  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact promptly such registered Holder. A beneficial owner of Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such entity to tender the Notes on the beneficial owner's behalf. An Instruction Form is included in the Tender Offer materials provided along with this Offer to Purchase, which may be used by a beneficial owner to give such instructions to its nominee. See "The Tender
                             Offer -- Procedures for Tendering Notes -- Proper Tender of Notes" and the Letter of Transmittal.

Certain Consequences Of Not
  Tendering................  The trading market for Notes not tendered in response to the Tender Offer is likely to be very limited, due to the reduction in the amount of Notes outstanding. In addition, there can be no assurance that the Company will have sufficient cash available upon the maturity of the Notes to repay the principal and accrued interest of the Notes outstanding on such date. See "Certain Considerations Relating to the Tender
                             Offer -- Diminished Market and Trading of the Notes" and "Market and Trading Information."

Brokerage Commission.......  No brokerage commissions are payable by Holders to the Dealer Manager, the Information Agent, the Company or the Depositary.

Dealer Manager.............  The Company has retained BancBoston Robertson
                             Stephens Inc. to act as the Dealer Manager in connection with the Tender Offer. In its capacity as the Dealer Manager, BancBoston Robertson Stephens Inc. may contact Holders regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

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

Depositary.................  The Depositary for the Tender Offer is State Street
                             Bank and Trust Company.

Information Agent..........  The Information Agent for the Tender Offer is
                             Morrow & Co., Inc. Questions, requests for assistance and requests for additional copies of the Offer to Purchase or the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Information Agent.

              CERTAIN CONSIDERATIONS RELATING TO THE TENDER OFFER

     In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference herein, the information appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 under the caption "Risk Factors that May Affect Future Results" in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," which information is incorporated herein by reference. Each such Holder should also consider the following factors when making a decision about whether or not to tender Notes in the Tender Offer:

     Diminished Market and Trading of the Notes. The Notes are currently traded over-the-counter, and trading in the Notes has been limited. Although the Company expects Notes that are not tendered may continue to be traded, to the extent that Notes are tendered and accepted for payment in the Tender Offer, the trading market for Notes that remain outstanding will be very limited, which may adversely affect the liquidity of the Notes. An issue of securities with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Notes that are not tendered in the Tender Offer may be adversely affected to the extent that the amount of the Notes purchased pursuant to the Tender Offer reduces the float. The reduced float may also have the effect of causing the trading prices of the Notes that are not tendered or purchased to be more volatile. As a result, there can be no assurance that there will be an active trading market for the Notes after consummation of the Tender Offer.

     History of Losses; Repayment of Notes Uncertain. The Company has experienced significant operating losses in each period since inception and, as of June 30, 1999, had an accumulated deficit of $114.9 million. Accordingly, there can be no assurance that the Company will achieve profitability at a level sufficient to assure repayment of Notes that remain outstanding following the Tender Offer. In addition, the Indenture imposes no significant restrictions on the Company's ability to spend its available cash or other resources, including long-term investments in product lines or other businesses that may not produce returns on the Company's investment over the near term. The Indenture also imposes no restrictions on the Company's ability to incur Senior Indebtedness to which the Notes will be subordinate. The incurrence by the Company of any such Senior Indebtedness may have the result of making repayment of the Notes upon maturity less probable. Accordingly, there can be no assurance that the Company will have sufficient cash on hand or available from the liquidation of other assets, or that other sources of funding will be available, to pay interest on the Notes prior to maturity, or principal and accrued interest on the Notes at maturity.

                                   THE NOTES

     The following summary of certain terms of the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture.

The Notes..................  $90.0 million outstanding aggregate principal amount of 5% Convertible Subordinated Notes due
                             2006.

Interest...................  Interest on the Notes is payable semi-annually on
                             April 1 and October 1 of each year.

Maturity...................  April 1, 2006.

Conversion.................  Convertible at the holder's option into Common
                             Stock at any time through the close of business on the final maturity date of the Notes, unless previously redeemed or repurchased, at an initial conversion rate of 15.355 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $65.125 per share).

Optional Redemption........  The Notes are not redeemable at the option of the
                             Company prior to April 2, 2002. Thereafter, the Notes are redeemable on at least 30 days' notice at the option of the Company, in whole or in part at any time at the redemption prices set forth in the Indenture.

Repurchase at Option of
Holders Upon a Repurchase
  Event....................  In the event that a Repurchase Event (as defined in the Indenture) occurs, each holder of Notes may require the Company to repurchase all or a portion of such Notes for cash or, at the Company's option, Common Stock (valued at 95% of the average of the closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to the repurchase date.

Ranking....................  The Notes are subordinate to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company and effectively subordinated to all liabilities, including trade payables, of the Company's subsidiaries. As of June 30, 1999, the Company had no material indebtedness outstanding that would have constituted Senior Indebtedness. The Indenture contains no limitations on the incurrence of additional Senior Indebtedness or other indebtedness by the Company or any subsidiary.

                         MARKET AND TRADING INFORMATION

     The Notes are currently traded over-the-counter basis. There is no established reporting system for trading in the Notes. Therefore, the Company is unable to determine the trading history of the Notes. However, the Company believes that trading in the Notes has been limited and sporadic. Although the Company expects any untendered Notes may continue to be traded after the consummation of the Tender Offer, to the extent that the Notes are traded, the prices of Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. The Company believes that the trading market for the Notes that remain outstanding after the Tender Offer will be very limited. See "Certain Considerations Relating to the Tender Offer -- Diminished Market and Trading of the Notes."

     In August 1999, the Company repurchased $60.0 million in principal amount of Notes. These repurchases occurred in unsolicited open market transactions with persons who were not affiliates of the Company for an aggregate purchase price of approximately $36.4 million.

     The Common Stock is currently traded on the Nasdaq National Market. On September 20, 1999, the last reported sale price of the Common Stock on the Nasdaq National Market was $25.38 per share.

     The following table sets forth certain information relating to the trading history of the Common Stock on the Nasdaq National Market during the period from March 24, 1999 (the original issue date of the Notes) through September 20, 1999.

                                                              CLOSING SALE PRICE
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
Year ended December 31, 1999:
  First Quarter (Beginning March 24, 1999)..................   $47.38     $43.88
  Second Quarter............................................    54.75      30.69
  Third Quarter (through September 20, 1999)................    40.75      17.00

     The Company and its affiliates, including its executive officers and directors, will be prohibited under applicable Federal securities laws from repurchasing additional Notes outside of the Tender Offer until at least the tenth business day after the Expiration Date. Following such time, if any Notes remain outstanding after the completion of the Tender Offer, the Company may purchase additional Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Tender Offer. The decision to repurchase additional Notes, if any, will depend upon many factors, including the market price of the Notes, the results of the Tender Offer, the Company's business and financial position and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to Holders than the terms of the Tender Offer.

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Company as of June 30, 1999, and as adjusted to give effect to the Tender Offer, assuming the all of the Notes are accepted for tender by the Company in the Tender Offer, and includes the repurchases in August 1999 of $60.0 million aggregate principal amount of Notes for an aggregate consideration of approximately $36.4 million.

                                                                    JUNE 30, 1999
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(1)
                                                              ---------   --------------
                                                                    (IN THOUSANDS)
Cash, cash equivalents and short-term investments...........  $ 148,037      $ 39,369
Noncurrent Marketable Securities............................     78,355        78,355
5% Convertible Subordinated Notes due 2006..................    150,000            --
Other long-term obligations, net of current maturities......        196           196
Stockholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares
     authorized; no shares issued and outstanding actual and
     as adjusted............................................         --            --
  Common Stock, $0.01 par value; 200,000,000 shares
     authorized; 22,748,228 shares issued and outstanding
     actual and as adjusted.................................        227           227
  Additional paid-in capital................................    280,621       280,621
  Accumulated deficit.......................................   (114,895)      (73,676)(2)
                                                              ---------      --------
          Total stockholders' equity........................    165,953       207,172
                                                              ---------      --------
          Total capitalization..............................  $ 316,149      $207,368
                                                              =========      ========

---------------

(1) Gives effect to the $60.0 million of Notes repurchased by the Company in August 1999 and assumes all the remaining $90.0 million of Notes are accepted for tender by the Company in the Tender Offer.

(2) Includes an extraordinary gain of $41.2 million resulting from the repurchase of $150.0 million aggregate principal amount of Notes for $108.67 million in cash, the incurrence of $1.1 million in transaction costs and a charge for the write-off of unamortized financing fees of $4.47 million relating to the repurchased Notes.

                                THE TENDER OFFER

PRINCIPAL TERMS OF THE TENDER OFFER

     Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, the Company is offering to purchase any and all outstanding Notes for a cash purchase price of $750 per $1,000 principal amount plus accrued and unpaid interest from October 1, 1999 up to, but not including, the date of payment (the "Payment Date").

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

     The Tender Offer will expire on the Expiration Date. The Company expressly reserves the right to extend the Tender Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public disclosure prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Tender Offer, all Notes previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by the Company.

     The Company expressly reserves the absolute right, in its sole discretion, to (i) waive any condition to the Tender Offer, (ii) amend any terms of the Tender Offer, subject to the Holders' withdrawal rights, or (iii) modify the Tender Offer. Any waiver or amendment applicable to the Tender Offer will apply to all Notes tendered regardless of when or in what order such Notes were tendered. If the Company makes a material change in the terms of the Tender Offer or if it waives a material condition of the Tender Offer, the Company will extend the Tender Offer. The minimum period for which the Tender Offer will be extended following a material change or waiver, other than a change in the amount of the Notes being sought for tender or in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to a change in the amount of the Notes being sought or in the consideration offered, the Tender Offer will be extended for a minimum of ten business days following public announcement of such change. If the Company amends the terms of the Tender Offer, such amendment will apply to all Notes tendered pursuant thereto regardless of when or in what order such Notes were tendered.

     The Company expressly reserves the right, in its sole discretion, to terminate the Tender Offer if any of the conditions applicable thereto set forth under "-- Conditions of the Tender Offer" exist and has not been waived by the Company. Any such termination will be followed promptly by public announcement thereof. In the event the Company terminates the Tender Offer, it will give immediate notice thereof to the Depositary, and all Notes theretofore tendered pursuant to the Tender Offer will be returned promptly to the tendering Holders thereof. See "-- Withdrawal of Tenders" and "-- Conditions of the Tender Offer."

     Any extension, waiver of a condition, delay, termination or amendment of the Tender Offer will be disseminated by such means that the Company deems appropriate, which may include dissemination by press release. Any such dissemination, if not in the form of a press release, will be followed as promptly as practicable by a press release or other public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner by which the Company may choose to make such announcement, the Company will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement.

ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES

     Upon the terms and subject to the conditions of the Tender Offer, promptly after the Expiration Date, the Company will, subject to the satisfaction or waiver of all relevant conditions, accept for purchase, and pay for, all Notes validly tendered and not withdrawn under the Tender Offer on or prior to the Expiration Date.

     The Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to

Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer), or to terminate the Tender Offer and not accept for purchase any Notes not theretofore accepted for purchase, if any of the conditions set forth under "-- Conditions of the Tender Offer" shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In all cases, payment for Notes purchased pursuant to the Tender Offer will be made only after timely receipt by the Depositary of (i) such Notes, or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Notes into the Depositary's account at DTC pursuant to the procedures set forth below in "Procedures for Tendering Notes," (ii) a properly completed and duly executed Letter of Transmittal (or an Agent's Message in lieu thereof) and (iii) all necessary signature guarantees and any other documents required by the Letter of Transmittal. See "-- Procedures for Tendering Notes" for a description of the procedures for tendering Notes pursuant to the Tender Offer.

     For purposes of the Tender Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Notes when and if it gives oral, to be followed by written, notice to the Depositary of its acceptance of such Notes for payment pursuant to the Tender Offer. Payment for Notes purchased pursuant to the Tender Offer will be made by the Company on the Payment Date by depositing the Tender Offer Consideration therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving Tender Offer Consideration from the Company and transmitting Tender Offer Consideration to the tendering Holders.

     Tenders with respect to the Notes pursuant to the Tender Offer will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

     The Company does not expect to increase or decrease the consideration offered in the Tender Offer, but if the consideration offered in the Tender Offer is increased, all tendering Holders whose Notes are accepted for payment pursuant to the Tender Offer will be given the increased consideration regardless of when or in what order such Notes were tendered.

     Under no circumstances will any interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes. If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer into the Depositary's account at DTC, the account maintained at DTC designated by the participant therein who so delivered such Notes), unless otherwise requested by such Holder under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Date or the termination of the Tender Offer.

     The Company intends to conduct the Tender Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     Tendering Holders whose Notes are purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the respective Letter of Transmittal has been completed, as described in the instructions thereto. The Company will pay all other charges and expenses in connection with the Tender Offer. See "-- Depositary" and "-- Miscellaneous."

PROCEDURES FOR TENDERING NOTES

     Proper Tender of Notes. For Notes to be properly tendered pursuant to the Tender Offer, (i) such Notes, in physical certificated form, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), and any other documents required by the Letter of Transmittal, must be received on or prior to the Expiration Date by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase, or (ii) such Notes, in book-entry form, must be tendered pursuant to the procedure for book-entry transfer described below under the caption "Book-Entry Delivery" and a Book-Entry Confirmation, including an Agent's Message, must be received by the Depositary, in each case on or prior to the Expiration Date, or (iii) the tendering Holder must comply with the guaranteed delivery procedures described below under the caption "Guaranteed Delivery." Holders whose Notes are registered in the name of a nominee are urged to contact such nominee promptly if they wish to accept the Tender Offer. A beneficial owner of Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such entity to tender the Notes on the beneficial owner's behalf. An Instruction Form is included in the Tender Offer materials provided along with this Offer to Purchase, which may be used by a beneficial owner to give such instructions to its nominee. LETTERS OF TRANSMITTAL SHOULD BE SENT ONLY TO THE DEPOSITARY, AND NOT TO THE COMPANY, THE TRUSTEE, THE INFORMATION AGENT OR THE DEALER MANAGER.

     Except as provided below under the captions "Book-Entry Delivery" and "Guaranteed Delivery," unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal), the Company may, at its option, reject such tender. If less than the entire principal amount of any Notes evidenced by a submitted certificate(s) is to be tendered, the tendering Holder should fill in the principal amount tendered in the appropriate box on the Letter of Transmittal. The entire principal amount represented by all Notes deposited with the Depositary will be deemed to have been tendered unless otherwise indicated.

     In all cases, notwithstanding any provision hereof, the payment for Notes tendered and accepted for payment pursuant to the Tender Offer will be made only after the timely receipt by the Depositary of (i) certificates for such Notes or a timely Book-Entry Confirmation, (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, or an Agent's Message, and (iii) any required signature guarantees or other documents required by such Letter of Transmittal.

     Method of Delivery. ALL LETTERS OF TRANSMITTAL, NOTICES OF GUARANTEED DELIVERY AND NOTES SHOULD BE DELIVERED ONLY BY COURIER, HAND DELIVERY OF TRANSMITTED BY MAIL. DELIVERIES SHOULD BE MADE ONLY TO THE DEPOSITARY, AND NOT TO THE COMPANY, THE TRUSTEE, THE INFORMATION AGENT OR THE DEALER MANAGER. THE METHOD OF DELIVERY OF CERTIFICATES FOR NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED TO BE MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES OF NOTES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Signature Guarantees. No signature guarantees are required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder of the Notes tendered herewith and payment is to be made directly to such registered holder, or if Notes are tendered for the account of an institution that is a member of a Signature Guarantee Program recognized by the Depositary (i.e., the Securities Transfer Agent Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) and the New York Stock Exchange Medallion Program (MSP)) (each such entity being hereinafter referred to an as "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 3 of the Letter of Transmittal. If a Note is registered in the name of a person other than the person signing a Letter of Transmittal, or if payment is to be made or Notes not purchased or tendered are to be issued, to a person other than the registered holder, then such Notes must be endorsed or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company, in either case, executed by the registered holder with the signature guarantees by an Eligible Institution.

     Book-Entry Delivery. The Depositary will establish an account or accounts with respect to the Notes at DTC for purposes of the Tender Offer within two business days after the date of the commencement of the Tender Offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account at DTC in accordance with DTC's procedure for such transfer. With respect to tenders of Notes effected through book-entry transfer at DTC, an Agent's Message, in lieu of a completed and duly executed Letter of Transmittal, must be transmitted to and received by the Depositary on or prior to the Expiration Date, or the Holder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message transmitted by DTC and received by the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from a participant in DTC tendering the Notes that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to a guaranteed delivery, that such participant has received and agrees to be bound by the Applicable Notice of Guaranteed Delivery) and the Company may enforce such agreement against such participant.

     Guaranteed Delivery. If a Holder desires to tender Notes pursuant to the Tender Offer and such Holder's certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or such Holder cannot complete the procedures for book-entry transfer on a timely basis, such Notes may nevertheless be tendered provided that all of the following conditions are satisfied:

          (a) The tender is made by or through an Eligible Institution;

          (b) On or prior to the Expiration Date, the Depositary receives from such Eligible Institution at one of the addresses for the Depositary set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile). Such Notice of Guaranteed Delivery shall (i) be substantially in the form made available by the Company, (ii) set forth the name and address of the Holder, (iii) describe the Notes and the principal amount of the Notes tendered, (iv) state that the tender is being made thereby and
     (v) guarantee that, within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, a duly executed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message together with the certificates representing such Notes (or appropriate Book-Entry Confirmation) and any other documents required by the Letter of Transmittal and the instructions thereto will be deposited by the Eligible Institution with the Depositary; and

          (c) The certificates for the tendered Notes in proper form for transfer (or confirmation of book-entry transfer into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), or confirmation of a book-entry transfer of such Notes into the Depositary's account with DTC as described above, including an Agent's Message in connection therewith, and all other documents required by the Letter of Transmittal and the instructions thereto, are received by the Depositary within three New York Stock Exchange trading days after the execution of such Notice of Guaranteed Delivery.

     In all cases, payment for Notes tendered and accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates for such Notes or confirmation of book-entry transfer into the Depositary's account at DTC a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or Agent's Message and any other documents required by the Letter of Transmittal.

     Tender Constitutes an Agreement. The proper tender of Notes pursuant to any of the procedures described above will constitute a binding agreement between the tendering Holders and the Company upon the terms and subject to the conditions of the Tender Offer, and a representation that (i) such Holder owns the Notes being tendered and is entitled to tender such Notes as contemplated by the Tender Offer, all within the meaning of Rule 14e-1 under the Exchange Act and (ii) the tender of such Notes complies with Rule 14e-4 under the Exchange Act.

     Determination of Validity; Rejection of Notes; No Obligation to Give Notice of Defects. All questions as to the principal amount of Notes to be accepted, the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described herein and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tendered Notes determined by it not to be in proper form or the acceptance of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Tender Offer and any defect or irregularity in the tender of any particular Notes.

The Company's interpretation of the terms and conditions of the Tender Offer (including without limitation the instructions in the Letter of Transmittal) shall be final and binding. No alternative, conditional or contingent tenders or deliveries will be accepted. Unless waived, any irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. None of the Company, the Trustee, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in such tenders of Notes or will incur any liabilities for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders (in the case of Notes tendered by book-entry transfer into the Depositary's account at DTC, by crediting the account maintained at DTC from which such Notes were delivered), unless such Holders have otherwise provided in the Letter of Transmittal, as promptly as practicable following the Expiration Date.

     Lost or Missing Certificates. If a Holder desires to tender a Note pursuant to the Tender Offer, but the Note has been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee at the address listed below, about procedures for obtaining replacement certificates for such Notes, arranging for indemnification or any other matter that requires handling by such Trustee:

                      STATE STREET BANK AND TRUST COMPANY
                           CORPORATE TRUST DEPARTMENT
                                   5TH FLOOR
                             2 AVENUE DE LAFAYETTE
                          BOSTON, MASSACHUSETTS 02111
                             ATTN: MACKENZIE ELIJAH
                                 (617) 662-1525
                            TELECOPY: (617) 662-1452

CONDITIONS OF THE TENDER OFFER

     Notwithstanding any other provision of the Tender Offer, the Company shall not be required to accept for purchase, or to pay for, the Notes tendered pursuant to the Tender Offer, and may terminate, extend or amend the Tender Offer or delay or refrain (subject to Rule 14e-1(c) under the Exchange Act) acceptance for purchase or payment of Notes so tendered, if, as of the Expiration Date, any of the General Conditions have not been satisfied.

     The General Conditions shall be deemed to have been satisfied unless any of the following conditions shall occur on or prior to the acceptance for payment of the Notes tendered pursuant to the Tender Offer (each of (1) through (7), a "General Condition" and collectively, the "General Conditions"):

          (1) there shall have been threatened, instituted or pending any action or proceeding by or before any court or governmental regulatory or administrative authority or tribunal, domestic or foreign, which challenges the making of the Tender Offer, the acquisition of Notes pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer;

          (2) a statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Tender Offer;

          (3) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company that would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or that will, or is reasonably likely to, materially impair the contemplated benefits of the Tender Offer to the Company or otherwise results in the Tender Offer not being or reasonably likely not being in the best interests of the Company;

          (4) (i) any general suspension or limitation of trading in, or limitation on prices for, securities in the financial markets of the United States; (ii) the declaration of a banking moratorium, or any suspension of payments in respect of banks, by Federal or New York authorities; or (iii) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by the United States or any other substantial state, national, or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable in the Company's view for the Company to proceed with the Tender Offer;

          (5) any change in the general political, market, economic or financial conditions in the United States or abroad that in the Company's opinion has or may have a material adverse effect with respect to the Company's business, operations or prospects or the trading in the securities of the Company, or any significant decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial companies in the opinion of the Company;

          (6) the Company shall not have obtained any consents, approvals, waivers or amendments from third parties necessary to permit the consummation of the Tender Offer;

          (7) the Trustee under the Indenture shall have objected in any respect to, or taken any action that could, in the sole judgement of the Company, materially adversely affect the consummation of the Tender Offer, or shall have taken any action that challenges to validity or effectiveness of the procedures used by the Company in (a) making the Tender Offer or (b) accepting, or paying for, any of the Notes; or

          (8) any change shall have occurred (or any development shall have occurred involving any prospective change) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations, or prospects of the Company that, in the sole judgment of the Company, has or may have a material adverse effect on the Company or that would or might prohibit, prevent, restrict or delay consummation of the Tender Offer.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, in its sole discretion, regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time.

BACKUP FEDERAL INCOME TAX WITHHOLDING

     For a discussion of federal income tax consequences relating to backup withholding, see "Certain Federal Income Tax Consequences -- Backup Withholding."

WITHDRAWAL OF TENDERS

     Tenders of Notes may be withdrawn at any time on or prior to the Expiration Date by delivery of written notice or revocation in accordance with the following procedures. Holders who wish to exercise their right of withdrawal with respect to the Tender Offer must give written notice of withdrawal delivered by mail or hand delivery which notice must be received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the Notes to be withdrawn (the "Depositor"), the name in which the Notes are registered if different from that of the Depositor, and the principal amount of the Notes to be withdrawn. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Notes) to the Depositary, the name of the registered holder and the certificate number or numbers relating to such Notes withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of certificates for the withdrawn Notes (or, in the case of Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited with withdrawn Notes). The notice of withdrawal must be signed by the Holder or accompanied by an Agent's Message in the same manner as the Letter of Transmittal (including, in any case, any required signature guarantee) or an Agent's Message, or be accompanied by documents of transfer satisfactory to the Company and the Trustee to register the transfer of such Notes into the name of the Holder withdrawing the tender.

     Withdrawals of tenders of Notes may not be rescinded, and any Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, properly withdrawn Notes may be retendered by following one of the procedures described in "-- Procedures for Tendering Notes" at any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Dealer Manager, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liabilities for failure to give any such notification.

DEALER MANAGER

     BancBoston Robertson Stephens Inc. is acting as the Dealer Manager for the Company in connection with the Tender Offer. Any questions with respect to the Tender Offer may be directed to the Dealer Manager at the address or telephone number set forth on the back cover of this Offer to Purchase.

DEPOSITARY

     The Depositary for the Tender Offer is State Street Bank and Trust Company. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Tender Offer should be directed to one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

INFORMATION AGENT

     Morrow & Co., Inc. is acting as the Information Agent for the Company in connection with the Tender Offer. Questions, requests for assistance and requests for copies of the Tender Offer materials should be directed to the Information Agent at the address or telephone number set forth on the back cover of this Offer to Purchase.

MISCELLANEOUS

     Directors, officers and regular employees of the Company (who will not be specifically compensated for such services), the Information Agent and the Dealer Manager may contact Holders by mail, telephone, telex, telegram messages, mailgram messages, datagram messages and personal interviews regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

     The Company is not aware of any jurisdiction where the making of the Tender Offer is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Tender Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Tender Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction.

                               FEES AND EXPENSES

DEALER MANAGER

     The Company has retained BancBoston Robertson Stephens Inc. to act as Dealer Manager in connection with the Tender Offer. In its capacity as Dealer Manger, BancBoston Robertson Stephens Inc. may contact Holders regarding the Tender Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

BancBoston Robertson Stephens Inc. will receive a fee for their services as Dealer Manager in connection with the Tender Offer that will depend on the percentage of the aggregate principal amount of the Notes tendered for purchase in the Tender Offer.

     The fee will be paid for each $1,000 principal amount of Notes tendered, based on a sliding scale, with higher fees per Note paid on the incremental principal amount of Notes tendered above specified thresholds. The fee scale ranges from $7.00 per $1,000 principal amount up to a maximum of $27.50 per $1,000 principal amount if more than 90% of the aggregate principal amount of the Notes are tendered. Based on the foregoing fee structure, if all outstanding Notes are tendered in the Tender Offer, BancBoston Robertson Stephens Inc. will receive an aggregate fee of $1,000,000.

     BancBoston Robertson Stephens Inc. will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the Tender Offer (including the reasonable fees and disbursements of counsel). The Company has also agreed to indemnify BancBoston Robertson Stephens Inc. and its affiliates against certain liabilities, including liabilities under the federal securities laws, caused by, relating to or arising out of the Offer.

     BancBoston Robertson Stephens Inc. has in the past provided certain investment banking services to the Company, for which services BancBoston Robertson Stephens Inc. has received customary compensation, including acting as initial purchaser in the Company's private placement of the Notes.

     The Dealer Manager does not assume any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates contained herein or for any failure by the Company to disclose events which may have occurred and may affect the significance or accuracy of such information. Unless otherwise indicated, all information contained in this Offer to Purchase has been supplied by the Company. The Company assumes full responsibility for the accuracy or completeness of such information.

DEPOSITARY AND INFORMATION AGENT

     The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Tender Offer, plus reimbursement for out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

BROKER DEALERS

     Brokers, dealers (including the Dealer Manager), commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Tender Offer.

TRANSFER FEES

     The Company will pay all transfer taxes, if any, applicable to the purchase of Notes pursuant to the Tender Offer. If, however, Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Notes, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the Tender Offer, then the amount of any such transfer tax, (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the Tender Offer Consideration otherwise payable to such tendering Holder.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary is a general description of certain U.S. Federal income tax consequences that apply to a sale of a Note pursuant to this Offer to Purchase. This summary describes the tax consequences only to a Holder that is a "U.S. Holder". For this purpose, a U.S. Holder is a beneficial owner of a Note that is (i) a citizen or individual resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate the income of which is includible in gross income for U.S. Federal income tax purposes regardless of its source or (iv) a trust the administration over which a U.S. court is able to exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control.

     This summary does not purport to consider all the possible U.S. Federal income tax consequences of a sale of a Note pursuant to this Offer to Purchase and is not intended to reflect the individual tax position of any beneficial owner. It deals only with a Note held as a capital asset. Moreover, it does not address U.S. Holders with a special tax status or special tax situation, like financial institutions, insurance companies, tax-exempt organizations, deferred compensation plans or individual retirement accounts, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons who hold a Note as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments. This summary is based upon the U.S. Federal income tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in those tax laws or interpretations, any of which may apply retroactively. This summary does not include any description of the tax laws of any state, local or foreign governments that may apply to a Note or the Holder thereof. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF TENDERING A NOTE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     Sales of Notes Pursuant to the Tender Offer. Subject to the market discount rules discussed below, a U.S. Holder who receives cash for a Note pursuant to the Tender Offer will recognize capital gain or loss equal to the difference between the amount of cash received (excluding any amount attributable to accrued interest, which will be taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the Note sold. Generally, a U.S. Holder's adjusted tax basis in a Note will be the cost of the Note to the U.S. Holder. A U.S. Holder's adjusted tax basis in a Note will increase by the amount of market discount, if any, includible in income by the U.S. Holder pursuant to an election to include market discount in gross income as it accrues, and generally will decrease by the accrual of amortizable bond premium, if any, that the U.S. Holder elects or has elected to offset against interest income on the Note. Capital gain recognized on a sale of a Note held for more than one year will be long-term capital gain. The excess of net long-term capital gain over net short-term capital loss of certain noncorporate taxpayers for a taxable year is subject to a maximum Federal income tax rate of 20 percent. In general, limitations apply to the deductibility of capital losses.

     A U.S. Holder who acquired a Note at a market discount in excess of a de minimis amount generally will be required to treat any gain on a sale of the Note pursuant to the Tender Offer as ordinary income rather than capital gain to the extent the gain does not exceed the market discount accrued on the Note as of the date of sale, unless the U.S. Holder makes or has made an election to include market discount on debt obligations in income as it accrues. In the case of a Note, the amount of market discount generally will equal the excess of the stated redemption price at maturity of the Note over the U.S. Holder's initial tax basis in the Note. The amount of market discount is de minimis if it is less than one quarter of one percent of the stated redemption price at maturity of the Note multiplied by the number of complete years to maturity after the U.S. Holder acquired the Note.

     Backup Withholding. Backup withholding at the rate of 31% will apply to the gross proceeds from the sale of a Note that is tendered and accepted for payment unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes that exemption or (ii) accurately completes the Substitute Form W-9 included in the Letter of Transmittal. A U.S. Holder that does not provide his or its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the

"IRS"). Any amount withheld under these rules will be refunded or credited against the U.S. Holder's Federal income tax liability, provided certain required information is reported to the IRS. See "Important Tax Information" in the Letter of Transmittal.

     Information Reporting. The Company will provide information statements to tendering U.S. Holders and to the IRS reporting the cash payments, as required by law.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates for Notes and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

                                THE DEPOSITARY:

                      STATE STREET BANK AND TRUST COMPANY

                                                                     BY OVERNIGHT COURIER
           BY MAIL:                FACSIMILE TRANSMISSION:               OR BY HAND:
           --------             ------------------------------  ------------------------------
  Corporate Trust Department            (617) 662-1452            Corporate Trust Department
          5th Floor                     (For Eligible                     5th Floor
    2 Avenue de Lafayette             Institutions Only)            2 Avenue de Lafayette
 Boston, Massachusetts 02111         CONFIRM BY TELEPHONE        Boston, Massachusetts 02111
    Attn: MacKenzie Elijah              (617) 662-1525              Attn: MacKenzie Elijah

     Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery should be directed to the Information Agent at the address and telephone number set forth below.

                             THE INFORMATION AGENT:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000

                     BANKS AND BROKERAGE FIRMS PLEASE CALL:
                                 (800) 662-5200

     Any questions regarding the Tender Offer may be directed to the Dealer Manager at the address and telephone number set forth below. You may also contact your broker dealer, commercial bank or trust company or any other nominee for assistance concerning the Tender Offer.

                              THE DEALER MANAGER:

                         BANCBOSTON ROBERTSON STEPHENS

                       555 California Street, Suite 2600
                        San Francisco, California 94104
                                 (415) 693-3215
                                 (800) 234-2663
                            Attention: Mark McGlade